AMENDED APPENDIX A

(effective March 1, 2026)

Portfolio	Expense Limitation	Initial Term End Date
Boston Partners Small Cap Value Fund II – Institutional Class	0.99%	December 31, 2027
Boston Partners Small Cap Value Fund II – Investor Class	1.24%	December 31, 2027
Boston Partners Long/Short Equity Fund – Institutional Class	1.70%	December 31, 2027
Boston Partners Long/Short Equity Fund – Investor Class	1.95%	December 31, 2027
Boston Partners Long/Short Research Fund – Institutional Class	1.50%	December 31, 2027
Boston Partners Long/Short Research Fund – Investor Class	1.75%	December 31, 2027
Boston Partners All-Cap Value Fund – Institutional Class	0.80%	December 31, 2027
Boston Partners All-Cap Value Fund – Investor Class	1.05%	December 31, 2027
WPG Partners Small Cap Value Diversified Fund – Institutional Class	1.10%	December 31, 2027
Boston Partners Global Equity Fund – Institutional Class	0.95%	December 31, 2027
Boston Partners Global Equity Fund – Investor Class	1.20%	December 31, 2027
WPG Partners Select Small Cap Value Fund – Institutional Class	1.10%	December 31, 2027

IN WITNESS WHEREOF, the parties have caused this Amended Appendix A to the Expense Limitation and Reimbursement Agreement to be executed by their officers designated below as of the date written above.

THE RBB FUND, INC.

By:	/s/ James G. Shaw
Name:	James G. Shaw
Title:	CFO/COO & Secretary

BOSTON PARTNERS GLOBAL INVESTORS, INC.

By:	/s/ William G. Butterly, III
Name:	William G. Butterly, III
Title:	General Counsel

By:	/s/ Greg Varner
Name:	Greg Varner
Title:	Chief Financial Officer